UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 6, 2008

SONTERRA RESOURCES, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-29463 (Commission File Number)	51-0392750 (I.R.S. Employer Identification No.)

523 North Sam Houston Parkway East, Suite 175 Houston, Texas 77060 (Address of principal executive offices) (Zip Code)

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Resignation of Board Member

On November 6, 2008, Michael J. Pawelek notified Sonterra Resources, Inc. (the “Company”) of his decision to resign as the Chairman of the Company’s Board of Directors (the “Board”) and as a director of the Company, effective immediately. There were no disagreements between the Company and Mr. Pawelek that led to his resignation. As previously announced, the Company completed a management transition on June 23, 2008 pursuant to which Mr. Pawelek resigned as the President and Chief Executive Officer of the Company. Following the management transition, Mr. Pawelek agreed to remain as Chairman of the Board and as a director of the Company until qualified candidates for Board representation could be appointed to the Board. As discussed below, the Board appointed additional members of the Board upon Mr. Pawelek’s resignation as a director of the Company.

Appointment of Board Members

On November 6, 2008 following Mr. Pawelek’s resignation as a member of the Board, the Board appointed Herbert E. Warner and Jeffrey W. Tooth as new, independent directors of the Board and named Donald E. Vandenberg, who is also the President and Chief Executive Officer of the Company, as Chairman of the Board. Mr. Warner and Mr. Tooth will each serve until the next annual meeting of shareholders or until his successor is elected or qualified, or if earlier, until his death, resignation or removal. As of the date of this filing, Mr. Warner and Mr. Tooth have not yet been appointed to any committees of the Board, and the Company does not have any standing Board committees. As non-employee directors, Mr. Warner and Mr. Tooth will receive compensation in the form of a one-time grant of stock options to purchase 50,000 shares of Company common stock at $1.35 per share. Neither director will receive any cash compensation during their first year of service, other than reimbursement of expenses incurred in connection with Board service. The stock options will vest ratably over a three-year period following the completion by the Company of an acquisition for a cash purchase price of at least $25,000,000 of (A) a majority of the equity interests in, or substantially all of the assets of, a corporation, partnership, company or other entity engaged in a business competitive with the Company, (B) a majority ownership interest in oil or gas real property interests with respect to real properties of which the Company is the primary operator, or (C) any other oil and gas real property interests and related assets. The vesting period of the stock options may be accelerated based upon the Company attaining certain minimum net asset value per share of common stock during the term of the options.

Mr. Warner has been self-employed during the last 10 years as a licensed Certified Public Accountant in both Texas and New Mexico, and provides consulting services to a variety of clients, primarily in the oil and natural gas industry. Mr. Warner is currently working as an independent contractor for a private oil and gas exploration and production company where he prepares the company’s financial statements. Mr. Warner received a Master’s of Business Administration from the University of New Mexico and a Bachelor of Science degree in Accounting from Bowling Green State University.

Mr. Tooth most recently served as Vice President of Trigger Resources. Prior to serving as Vice President of Trigger Resources, Mr. Tooth co-founded Canstar Exploration Ltd., a private oil and gas exploration company. Prior to his activities with Canstar, Mr. Tooth was a Vice President of exploration for the Canadian subsidiary of J.M. Huber Corporation. Prior to joining J.M. Huber, Mr. Tooth was Western Canada Exploration Manager for Husky Oil. Mr. Tooth received a Bachelor of Science (Hons.) degree in Geology and a Master of Science degree in Petrology from the University of London. He is also a member of A.P.E.G.G.A.

There are no arrangements or understandings between either Mr. Warner or Mr. Tooth and any other persons pursuant to which Mr. Warner or Mr. Tooth were selected as a director. There are no transactions, or proposed transactions, during the past two years with the Company to which either Mr. Warner or Mr. Tooth was or is to be a party, in which Mr. Warner or Mr. Tooth, or any member of their respective immediate families, has a direct or indirect material interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SONTERRA RESOURCES, INC.

Date: November 13, 2008	By:	/s/ Donald E. Vandenberg
Donald E. Vandenberg
Chief Executive Officer